Exhibit 10.3

EMPLOYEE MATTERS AGREEMENT

BY AND BETWEEN

MADISON SQUARE GARDEN SPORTS CORP.

(TO BE RENAMED MSG KNICKERBOCKERS CORP.),

MSGS SPINCO, INC.

(TO BE RENAMED MSG RANGERS CORP.)

AND

MADISON SQUARE GARDEN ENTERTAINMENT CORP.

Dated as of [●], 2026

TABLE OF CONTENTS

		Page
	ARTICLE I
	DEFINITIONS

Section 1.1	Definitions	1
Section 1.2	General Interpretive Principles	8

	ARTICLE II
	GENERAL PRINCIPLES

Section 2.1	Assumption and Retention of Liabilities; Related Assets	9
Section 2.2	Spinco Participation in MSG Sports Plans	10
Section 2.3	Service Recognition	10

	ARTICLE III
	U.S. QUALIFIED DEFINED CONTRIBUTION PLANS

Section 3.1	401(k) Plan	12
Section 3.2	Investment and Benefits Committee	12

	ARTICLE IV
	NONQUALIFIED PLANS

Section 4.1	Excess Cash Balance Pension Plan	12
Section 4.2	Excess Retirement Plan	12
Section 4.3	Excess Savings Plan	13
Section 4.4	Executive Deferred Compensation Plan	13
Section 4.5	Transferred Employees	14
Section 4.6	No Separation from Service	14

	ARTICLE V
	U.S. HEALTH AND WELFARE PLANS

Section 5.1	Health and Welfare Plans Maintained by MSG Sports Prior to the Distribution Date	15
Section 5.2	Flexible Spending Accounts Plan	15
Section 5.3	Legal Plan	16
Section 5.4	COBRA and HIPAA	16
Section 5.5	Liabilities	16
Section 5.6	Time-Off Benefits	18
Section 5.7	Severance Pay Plans	18

–ii–

Section 10.10	Subsidiaries	26
Section 10.11	Title and Headings	26
Section 10.12	Governing Law	26
Section 10.13	Waiver of Jury Trial	26
Section 10.14	Specific Performance	26
Section 10.15	Severability	27

–iii–

Exhibits

Exhibit A	MSG Sports Retained Retirement Plans
Exhibit B	Spinco Retained Retirement Plans
Exhibit C	MSG Sports Health & Welfare Plans
Exhibit D	MSG Sports Union Relationships
Exhibit E	Spinco Union Relationships
Exhibit F	MSG Sports Retained Multi-Employer Benefit Plans
Exhibit G	Spinco Retained Multi-Employer Benefit Plans

–iv–

EMPLOYEE MATTERS AGREEMENT

THIS EMPLOYEE MATTERS AGREEMENT (this “Agreement”), dated as of [●], 2026, is by and between Madison Square Garden Sports Corp. (to be renamed MSG Knickerbockers Corp. at the Distribution), a Nevada corporation (“MSG Sports”), MSGS Spinco, Inc. (to be renamed MSG Rangers Corp. at the Distribution), a Nevada corporation and an indirect wholly-owned subsidiary of MSG Sports (“Spinco”) and Madison Square Garden Entertainment Corp., a Nevada corporation (“MSG Entertainment” and, together with MSG Sports and Spinco, each, a “Party” and collectively, the “Parties”) solely for purposes of Articles III, IX and X.

RECITALS

WHEREAS, the Board of Directors of MSG Sports determined that it is in the best interests of MSG Sports and its stockholders to separate the business of Spinco, as more fully described in Spinco’s registration statement on Form 10 (collectively, the “Spinco Business”), from MSG Sports’ other businesses, on the terms and subject to the conditions set forth in the Distribution Agreement (as defined below);

WHEREAS, in order to effectuate the foregoing, MSG Sports and Spinco have entered into a Distribution Agreement, dated as of [●], 2026 (the “Distribution Agreement”), pursuant to which and subject to the terms and conditions set forth therein, the Spinco Business shall be separated from the MSG Sports Business, and all of the issued and outstanding shares of Spinco Common Stock beneficially owned by MSG Sports shall be distributed (the “Distribution”) to the holders of the issued and outstanding MSG Sports Common Stock, on the basis of one share of Spinco Class A Common Stock for every one share of MSG Sports Class A Common Stock and one share of Spinco Class B Common Stock for every one share of MSG Sports Class B Common Stock; and

WHEREAS, MSG Sports and Spinco have agreed to enter into this Agreement for the purpose of allocating Assets, Liabilities and responsibilities with respect to certain employee compensation and benefit plans, programs and arrangements, and certain employment matters between and among them.

NOW, THEREFORE, in consideration of the premises and of the respective agreements and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“401(k) Plan” shall have the meaning ascribed thereto in Section 3.1 of this Agreement.

“Action” means any claim, demand, complaint, charge, action, cause of action, suit, countersuit, arbitration, litigation, inquiry, proceeding or investigation by or before any Governmental Authority or any arbitration or mediation tribunal.

“Actual Benefit Cost” shall have the meaning set forth in Section 5.4(b) of this Agreement.

“Agreement” shall have the meaning ascribed thereto in the preamble to this Agreement, including all the exhibits hereto, and all amendments made hereto from time to time.

“Asset” means any right, property or asset, whether real, personal or mixed, tangible or intangible, of any kind, nature and description, whether accrued, contingent or otherwise, and wherever situated and whether or not carried or reflected, or required to be carried or reflected, on the books of any Person.

“COBRA” means the continuation coverage requirements for “group health plans” under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Sections 601 through 608 of ERISA.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Control” means, as to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract or otherwise.

“Distribution” shall have the meaning ascribed thereto in the recitals to this Agreement, as the same is further described in the Distribution Agreement.

“Distribution Agreement” shall have the meaning ascribed thereto in the recitals to this Agreement.

“Distribution Date” shall have the meaning ascribed thereto in the Distribution Agreement.

“DOL” means the U.S. Department of Labor.

“Effective Date” shall have the meaning ascribed thereto in Section 5.1(a) of this Agreement.

“Equity Compensation” means, collectively, the MSG Sports Options, MSG Sports RSUs, Spinco Options, and Spinco RSUs.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Benefit Cost” shall have the meaning set forth in Section 5.4(b) of this Agreement.

“Former MSG Sports Employee” means:

i.	any individual whose MSG Sports Group employment terminated prior to the Distribution Date; and

ii.	with respect to an individual whose MSG Sports Group employment terminated on or after the Distribution Date, any former employee of any member of the MSG Sports Group.

Any individual who is an employee of any member of the Spinco Group on or before the Transfer Date or a Former Spinco Employee shall not be a Former MSG Sports Employee.

“Former Spinco Employee” means with respect to an individual whose Spinco Group employment terminated on or after the Distribution Date, any former employee of any member of the Spinco Group or any individual whose employment was intended to transfer to the Spinco Group on or before the Transfer Date.

Any individual who is an employee of any member of the MSG Sports Group on or before the Transfer Date or a Former MSG Sports Employee shall not be a Former Spinco Employee.

“Governmental Authority” means any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official, the NYSE, NASDAQ or other regulatory, administrative or governmental authority.

“Group” means the MSG Sports Group and/or the Spinco Group, as the context requires.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended.

“Information” shall mean all information, whether in written, oral, electronic or other tangible or intangible form, stored in any medium, including non-public financial information, studies, reports, records, books, accountants’ work papers, contracts, instruments, flow charts, data, communications by or to attorneys, memos and other materials prepared by attorneys and accountants or under their direction (including attorney work product) and other financial, legal, employee or business information or data.

“IRS” means the U.S. Internal Revenue Service.

“Law” means all laws, statutes and ordinances and all regulations, rules and other pronouncements of Governmental Authorities having the effect of law of the United States, any foreign country, or any domestic or foreign state, province, commonwealth, city, country, municipality, territory, protectorate, possession or similar instrumentality, or any Governmental Authority thereof.

“Liabilities” means all debts, liabilities, obligations, responsibilities, Losses, damages (whether compensatory, punitive, or treble), fines, penalties and sanctions, absolute or contingent, matured or unmatured, liquidated or unliquidated, foreseen or unforeseen, joint, several or individual, asserted or unasserted, accrued or unaccrued, known or unknown, whenever arising, including without limitation those arising under or in connection with any Law, Action, threatened Action, order or consent decree of any Governmental Authority or any award of any arbitration tribunal, and those arising under any contract, guarantee, commitment or undertaking, whether sought to be imposed by a Governmental Authority, private party, or a Party, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, or otherwise, and including any costs, expenses, interest, attorneys’ fees, disbursements and expense of counsel, expert and consulting fees, fees of third-party administrators and costs related thereto or to the investigation or defense thereof.

“Loss” means any claim, demand, complaint, damages (whether compensatory, punitive, consequential, treble or other), fines, penalties, loss, liability, payment, cost or expense arising out of, relating to or in connection with any Action.

“MSG Entertainment” shall have the meaning ascribed thereto in the preamble to this Agreement.

“MSG Sports” shall have the meaning ascribed thereto in the preamble to this Agreement.

“MSG Sports Business” means all businesses and operations conducted by the MSG Sports Group from time to time, whether prior to, at or after the Distribution Date, other than the Spinco Business.

“MSG Sports Common Stock” means the issued and outstanding Class A Common Stock, par value $0.01 per share, of MSG Sports and Class B Common Stock, par value $0.01 per share, of MSG Sports.

“MSG Sports Compensation Committee” means the Compensation Committee of the Board of Directors of MSG Sports.

“MSG Sports Deferred Compensation Plan” shall have the meaning ascribed thereto in Section 4.4(a) of this Agreement.

“MSG Sports Director” means any individual who is a current or former non-employee director of MSG Sports as of the Distribution Date.

“MSG Sports Employee” means any individual who, as of the Transfer Date, will be employed by MSG Sports or any member of the MSG Sports Group in a capacity considered by MSG Sports to be common law employment, including active employees and employees on vacation and approved leaves of absence (including maternity, paternity, family, sick, short-term or long-term disability leave, qualified military service under the Uniformed Services Employment and Reemployment Rights Act of 1994, and leave under the Family Medical Leave Act and other approved leaves) and, except as otherwise provided herein, including Shared Executives.

“MSG Sports Excess Cash Balance Plan” shall have the meaning ascribed thereto in Section 4.1 of this Agreement.

“MSG Sports Excess Retirement Plan” shall have the meaning ascribed thereto in Section 4.2 of this Agreement.

“MSG Sports Excess Savings Plan” shall have the meaning ascribed thereto in Section 4.3(a) of this Agreement.

“MSG Sports Flexible Spending Accounts Plan” shall have the meaning ascribed thereto in Section 5.2 of this Agreement.

“MSG Sports Group” means, as of the Distribution Date, MSG Sports and each of its former and current Subsidiaries (or any predecessor organization thereof), and any corporation or entity that may become part of such Group from time to time thereafter. The MSG Sports Group shall not include any member of the Spinco Group.

“MSG Sports Health & Welfare Plans” shall have the meaning ascribed thereto in Section 5.1(a) of this Agreement.

“MSG Sports Liabilities” means all Liabilities assumed or retained by any member of the MSG Sports Group pursuant to this Agreement.

“MSG Sports Option” means an option to buy MSG Sports Class A Common Stock granted pursuant to an MSG Sports Share Plan (including the options adjusted for the Distribution) and outstanding as of the Distribution Date (or shortly thereafter to the extent necessary to determine any adjustments in connection with the Distribution).

“MSG Sports Participant” means any individual who, immediately following the Distribution Date, is an MSG Sports Employee, a Former MSG Sports Employee or a beneficiary, dependent or alternate payee of any of the foregoing.

“MSG Sports Plan” means any Plan sponsored, maintained or contributed to by MSG Sports or any of its Subsidiaries, including the MSG Sports Retained Retirement Plans, MSG Sports Share Plans, MSG Sports Flexible Spending Accounts Plan, MSG Sports Health & Welfare Plans, and MSG Sports Retained Multi-Employer Benefit Plans.

“MSG Sports Retained Multi-Employer Benefit Plans” means the multi-employer plans that are listed on Exhibit F.

“MSG Sports Retained Retirement Plans” means the retirement plans that are listed on Exhibit A.

“MSG Sports RSU” means a restricted stock unit (including, for the avoidance of doubt, any restricted stock unit that is subject to performance vesting conditions) representing an unfunded and unsecured promise to deliver a share of MSG Sports Class A Common Stock, or cash or other property equal in value to the share of MSG Sports Class A Common Stock, that is granted pursuant to an MSG Sports Share Plan and outstanding as of the Distribution Date (or shortly thereafter to the extent necessary to determine any adjustments in connection with the Distribution).

“MSG Sports Share Plans” means, collectively, any stock option or stock incentive compensation plan or arrangement, including equity award agreements, maintained before the Distribution Date for employees, officers or non-employee directors of MSG Sports or its Subsidiaries or affiliates, as amended.

“NASDAQ” means The NASDAQ Stock Market LLC.

“NYSE” means the New York Stock Exchange.

“Participating Company” means MSG Sports and any Person (other than a natural person) participating in an MSG Sports Plan.

“Party” and “Parties” shall have the meanings ascribed thereto in the preamble to this Agreement.

“Person” means any natural person, corporation, business trust, limited liability company, joint venture, association, company, partnership or governmental, or any agency or political subdivision thereof.

“Plan” means, with respect to an entity, each plan, program, arrangement, agreement or commitment that is an employment, consulting, non-competition or deferred compensation agreement, or an executive compensation, incentive bonus or other bonus, employee pension, profit-sharing, savings, retirement, supplemental retirement, stock option, stock purchase, stock appreciation rights, restricted stock, other equity-based compensation, severance pay, salary continuation, life, health, hospitalization, sick leave, vacation pay, disability or accident insurance plan, corporate-owned or key-man life insurance or other employee benefit plan, program, arrangement, agreement or commitment, including any “employee benefit plan” (as defined in Section 3(3) of ERISA), entered into, sponsored or maintained by such entity (or to which such entity contributes or is required to contribute).

“Shared Executives” means those individuals who, as of the Distribution Date, are employed or engaged in a senior executive capacity by both MSG Sports and Spinco.

“Spinco” shall have the meaning ascribed thereto in the preamble to this Agreement.

“Spinco Business” shall have the meaning ascribed thereto in the Distribution Agreement.

“Spinco Common Stock” means the outstanding Class A Common Stock, par value $0.01 per share, of Spinco and Class B Common Stock, par value $0.01 per share, of Spinco.

“Spinco Deferred Compensation Plan” shall have the meaning ascribed thereto in Section 4.4(a) of this Agreement.

“Spinco Director” means any individual who is a current non-employee director of Spinco as of the Distribution Date.

“Spinco Employee” means any individual who, as of the Transfer Date, will be, or is, employed by Spinco or any member of the Spinco Group in a capacity considered by Spinco to be common law employment, including active employees and employees on vacation and approved leaves of absence (including maternity, paternity, family, sick, short-term or long-term disability leave, qualified military service under the Uniformed Services Employment and Reemployment Rights Act of 1994, and leave under the Family Medical Leave Act and other approved leaves).

“Spinco Excess Savings Plan” shall have the meaning ascribed thereto in Section 4.3(a) of this Agreement.

“Spinco Flexible Spending Accounts Plan” shall have the meaning ascribed thereto in Section 5.2 of this Agreement.

“Spinco Group” means, as of the Distribution Date, Spinco and each of its former and current Subsidiaries (or any predecessor organization thereof), and any corporation or entity that may become part of such Group from time to time thereafter. The Spinco Group shall not include any member of the MSG Sports Group.

“Spinco Health & Welfare Plans” shall have the meaning ascribed thereto in Section 5.1(a) of this Agreement.

“Spinco Information Statement” means the definitive information statement distributed to holders of MSG Sports Common Stock in connection with the Distribution and filed with the Securities and Exchange Commission (the “SEC”) as Exhibit 99.1 to the registration statement on Form 10 filed with the Commission to effect the registration of the Spinco Class A Common Shares pursuant to the Securities Exchange Act of 1934, as amended, or as an exhibit to a Form 8-K of Spinco.

“Spinco Liabilities” means all Liabilities assumed or retained by any member of the Spinco Group pursuant to this Agreement.

“Spinco Option” means an option to buy Spinco Class A Common Stock granted pursuant to a Spinco Share Plan and granted in connection with the Distribution (or shortly thereafter to the extent necessary to determine any adjustments in connection with the Distribution).

“Spinco Participant” means any individual who, following the Distribution Date, is a Spinco Employee, a Former Spinco Employee or a beneficiary, dependent or alternate payee of any of the foregoing.

“Spinco Plan” means any Plan sponsored, maintained or contributed to by any member of the Spinco Group, including the Spinco Retained Retirement Plans, Spinco Share Plans, Spinco Flexible Spending Accounts Plan, Spinco Health & Welfare Plans ,and Spinco Retained Multi-Employer Benefit Plans.

“Spinco Retained Multi-Employer Benefit Plans” means the multi-employer plans that are listed on Exhibit G.

“Spinco Retained Retirement Plans” means the retirement plans that are listed on Exhibit B.

“Spinco RSU” means a restricted stock unit (including, for the avoidance of doubt, any restricted stock unit that is subject to performance vesting conditions) representing an unfunded and unsecured promise to deliver a share of Spinco Class A Common Stock, or cash or other property equal in value to the share of Spinco Class A Common Stock, that is granted pursuant to a Spinco Share Plan and granted in connection with the Distribution (or shortly thereafter to the extent necessary to determine any adjustments in connection with the Distribution).

“Spinco Share Plans” means the Spinco 2026 Employee Stock Plan, Spinco 2026 Stock Plan For Non-Employee Directors and any other stock plan or stock incentive arrangement, including equity award agreements, entered into by Spinco in connection with the Distribution.

“Subsidiary” has the same meaning as provided in the Distribution Agreement.

“Transfer Date” means the first day of the first payroll cycle following the Distribution Date.

“Transition Period” means, with respect to each MSG Sports Plan in which any Spinco Group member is a Participating Company, the period of time beginning on the Distribution Date and ending on the date Spinco establishes a corresponding Plan and allows participation in such Plan, which for purposes of the MSG Sports Plans described in Article V shall be no later than the Effective Date. The Transition Period applicable to the MSG Sports Plans described in Article V may be extended beyond the Effective Date if both MSG Sports and Spinco agree to the extension, and such agreement shall not be unreasonably withheld.

“Transition Period End Date” means the last day of each applicable Transition Period.

“U.S.” means the United States of America.

Section 1.2 General Interpretive Principles. Words in the singular shall include the plural and vice versa, and words of one gender shall include the other gender, in each case, as the context requires. The words “hereof,” “herein,” “hereunder,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement and not to any particular provision of this Agreement, and references to Article, Section, paragraph and Exhibit are references to the Articles, Sections, paragraphs and Exhibits to this Agreement unless otherwise specified. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified. Any reference to any federal, state, local or non-U.S. statute or Law shall be deemed to also refer to all rules and regulations promulgated thereunder, unless the context otherwise requires.

ARTICLE II

GENERAL PRINCIPLES

Section 2.1 Assumption and Retention of Liabilities; Related Assets.

(a) As of the Distribution Date, except as otherwise expressly provided for in this Agreement, MSG Sports shall, or shall cause one or more members of the MSG Sports Group to, assume or retain and MSG Sports hereby agrees to pay, perform, fulfill and discharge, in due course in full (i) all Liabilities under all MSG Sports Plans (provided that, as between MSG Sports and Spinco, Spinco shall be responsible for certain of those Liabilities pursuant to Section 2.1(b) of this Agreement), (ii) all Liabilities with respect to the employment, retirement, service, termination of employment or termination of service of all MSG Sports Employees, Former MSG Sports Employees, MSG Sports Directors, their dependents and beneficiaries and other service providers (including any individual who is, or was, an independent contractor, temporary employee, temporary service worker, consultant, freelancer, agency employee, leased employee, on-call worker, incidental worker, or non-payroll worker of any member of the MSG Sports Group or in any other employment, non-employment, or retainer arrangement or relationship with any member of the MSG Sports Group), in each case to the extent arising in connection with or as a result of employment with or the performance of services for any member of the MSG Sports Group, and (iii) any other Liabilities expressly assumed by or retained by MSG Sports or any of its Subsidiaries under this Agreement, including liabilities retained pursuant to Article IV of this Agreement. For purposes of clarification and the avoidance of doubt, (x) the Liabilities assumed or retained by the MSG Sports Group as provided for in this Section 2.1(a) are intended to be MSG Sports Liabilities as such term is defined in the Distribution Agreement, and (y) MSG Sports and Spinco intend that such Liabilities assumed or retained by the MSG Sports Group include the retirement benefits and health and welfare plan benefits under the MSG Sports Plans for all MSG Sports Employees, Former MSG Sports Employees, their dependents, beneficiaries, alternate payees and surviving spouses.

(b) As of the Distribution Date, except as otherwise expressly provided for in this Agreement, Spinco shall, or shall cause one or more members of the Spinco Group to, assume or retain and Spinco hereby agrees to pay, perform, fulfill and discharge, in due course in full (i) all Liabilities under all Spinco Plans, (ii) all Liabilities with respect to the employment, service, retirement, termination of employment or termination of service of all Spinco Employees, Former Spinco Employees, their dependents and beneficiaries and other service providers (including any individual who is, or was, an independent contractor, temporary employee, temporary service worker, consultant, freelancer, agency employee, leased employee, on-call worker, incidental worker, or non-payroll worker of any member of the Spinco Group or in any other employment, non-employment, or retainer arrangement or relationship with any member of the Spinco Group), and (iii) any other Liabilities expressly assumed or retained by Spinco or any of its Subsidiaries under this Agreement. For purposes of clarification and the avoidance of doubt, the Liabilities assumed or retained by the Spinco Group as provided for in this Section 2.1(b) are intended to be Spinco Liabilities as such term is defined in the Distribution Agreement.

(c) From time to time after the Distribution, Spinco shall promptly reimburse MSG Sports, upon MSG Sports’ presentation of such substantiating documentation as Spinco shall reasonably request, for the cost of any Liabilities satisfied by MSG Sports or its Subsidiaries that are, or that have been made pursuant to this Agreement, the responsibility of Spinco or any of its Subsidiaries.

(d) From time to time after the Distribution, MSG Sports shall promptly reimburse Spinco, upon Spinco’s presentation of such substantiating documentation as MSG Sports shall reasonably request, for the cost of any Liabilities satisfied by Spinco or its Subsidiaries that are, or that have been made pursuant to this Agreement, the responsibility of MSG Sports or any of its Subsidiaries.

Section 2.2 Spinco Participation in MSG Sports Plans.

(a) During the Transition Period. Except for the MSG Sports Plans described in Sections 4.3, 4.4 and 5.2 and Articles VI and VII herein, until the Transition Period End Date, Spinco and each member of the Spinco Group that presently participates in a particular MSG Sports Plan may continue to be a Participating Company in such MSG Sports Plan, and MSG Sports and Spinco shall take all necessary action to effectuate each such continuation. Spinco and each member of the Spinco Group shall pay MSG Sports for any Spinco Employee or Former Spinco Employee’s participation in the MSG Sports Plans.

(b) After the Transition Period. Except as otherwise expressly provided for in this Agreement, effective as of the Transition Period End Date, Spinco and each member of the Spinco Group shall cease to be a Participating Company in the corresponding MSG Sports Plan, and MSG Sports and Spinco shall take all necessary action to effectuate each such cessation.

Section 2.3 Service Recognition.

(a) Pre-Distribution Service Credit. Spinco shall give each Spinco Participant full credit for purposes of eligibility, vesting, determination of level of benefits, and, to the extent applicable, benefit accruals under any Spinco Plan for such Spinco Participant’s service with any member of the MSG Sports Group prior to the Distribution Date to the same extent such service was recognized by the corresponding MSG Sports Plans immediately prior to the Distribution Date; provided, however, that such service shall not be recognized to the extent that such recognition would result in the duplication of benefits.

(b) Post-Distribution Service Crediting for the MSG Sports Retained Retirement Plans and Spinco Retained Retirement Plans. Each of MSG Sports and Spinco (acting directly or through their respective Subsidiaries) shall cause each of the MSG Sports Retained Retirement Plans and the Spinco Retained Retirement Plans, respectively, to provide the following service crediting rules effective as of the Distribution Date for so long as MSG Sports and Spinco remain under common Control:

(i) If an MSG Sports Employee who participates in, or is eligible to participate in, the MSG Sports Excess Savings Plan becomes employed by a member of the Spinco Group on or after the Distribution Date, and such MSG Sports Employee has been continuously employed by the MSG Sports Group from the Distribution Date through the date such MSG Sports Employee commences active employment with a member of the Spinco Group, then such MSG Sports Employee’s service with the MSG Sports Group shall be recognized for purposes of eligibility, vesting and level of benefits under the Spinco Excess Savings Plan to the same extent as such MSG Sports Employee’s service with the MSG Sports Group was recognized under the MSG Sports Excess Savings Plan.

(ii) If a Spinco Employee who participates in, or is eligible to participate in, the Spinco Excess Savings Plan becomes employed by a member of the MSG Sports Group on or after the Distribution Date, and such Spinco Employee has been continuously employed by the Spinco Group and/or MSG Sports Group from the Distribution Date through the date such Spinco Employee commences active employment with a member of the MSG Sports Group, then such Spinco Employee’s service with the Spinco Group shall be recognized for purposes of eligibility, vesting and level of benefits under the MSG Sports Excess Savings Plan to the same extent as such Spinco Employee’s service with the Spinco Group was recognized under the Spinco Excess Savings Plan.

(iii) Notwithstanding anything in this Agreement to the contrary, following the Distribution Date, the MSG Sports Retained Retirement Plans and the Spinco Retained Retirement Plans shall provide that no break in service occurs with respect to any MSG Sports Employee or Spinco Employee who is hired or rehired by any member of the Spinco Group or the MSG Sports Group after the termination of such MSG Sports Employee’s or Spinco Employee’s employment with either the MSG Sports Group or the Spinco Group after such date.

(iv) Notwithstanding anything in this Agreement to the contrary, the employment service with the MSG Sports Group or the Spinco Group shall not be double counted or result in duplicative benefits or service crediting under any MSG Sports Retained Retirement Plan or Spinco Retained Retirement Plan.

(c) Post-Distribution Service Crediting for the MSG Sports and Spinco Health & Welfare Plans.

(i) If an MSG Sports Employee who participates in any of the MSG Sports Health & Welfare Plans becomes employed by a member of the Spinco Group on or after the Distribution Date, and such MSG Sports Employee has been continuously employed by the MSG Sports Group from the Distribution Date through the date such MSG Sports Employee commences active employment with a member of the Spinco Group, then such MSG Sports Employee’s service with the MSG Sports Group shall be recognized for purposes of eligibility under the corresponding Spinco Health & Welfare Plans, in each case to the same extent as such MSG Sports Employee’s service with the MSG Sports Group was recognized under the corresponding MSG Sports Health & Welfare Plan.

(ii) If a Spinco Employee who participates in any of the Spinco Health & Welfare Plans becomes employed by a member of the MSG Sports Group on or after the Distribution Date, and such Spinco Employee has been continuously employed by the Spinco Group and/or MSG Sports Group from the Distribution Date through the date such Spinco Employee commences active employment with a member of the MSG Sports Group, then such Spinco Employee’s service with the Spinco Group shall be recognized for purposes of eligibility under the corresponding MSG Sports Health & Welfare Plans, in each case to the same extent as such Spinco Employee’s service with the Spinco Group was recognized under the corresponding Spinco Health & Welfare Plans.

ARTICLE III

U.S. QUALIFIED DEFINED CONTRIBUTION PLANS

Section 3.1 401(k) Plan. On or prior to the Distribution Date, MSG Entertainment and Spinco shall take all necessary actions to add Spinco as a participating employer to the Madison Square Garden 401(k) Savings Plan (the “401(k) Plan”). On and after the Distribution Date, MSG Sports Participants who, immediately prior to the Distribution Date were participants in, or entitled to, future benefits under the 401(k) Plan shall continue to participate in the 401(k) Plan on the same terms and conditions as applied prior to the Distribution Date, as may be modified from time to time. On and after the Distribution Date, all contributions payable to the 401(k) Plan with respect to MSG Sports Participants, determined in accordance with the terms of the 401(k) Plan, ERISA and the Code, shall be paid by MSG Sports to the 401(k) Plan. On and after the Distribution Date, Spinco Participants who, immediately prior to the Distribution Date were participants in, or entitled to, future benefits under the 401(k) Plan shall continue to participate in the 401(k) Plan on the same terms and conditions as applied prior to the Distribution Date, as may be modified from time to time. On and after the Distribution Date, all contributions payable to the 401(k) Plan with respect to Spinco Participants, determined in accordance with the terms of the 401(k) Plan, ERISA and the Code, shall be paid by Spinco to the 401(k) Plan.

Section 3.2 Investment and Benefits Committee. Effective as of the Distribution Date, (a) the current Investment and Benefits Committee shall continue to oversee MSG Sports’ participation in the 401(k) Plan, and (b) Spinco shall establish an Investments and Benefits Committee, which, among other things, shall oversee its participation in the 401(k) Plan.

ARTICLE IV

NONQUALIFIED PLANS

Section 4.1 Excess Cash Balance Pension Plan. As of the Distribution Date, a member of the MSG Sports Group shall remain responsible for all Liabilities under the MSG Sports, LLC Excess Cash Balance Plan (the “MSG Sports Excess Cash Balance Plan”).

Section 4.2 Excess Retirement Plan. As of the Distribution Date, a member of the MSG Sports Group shall remain responsible for all Liabilities under the MSG Sports, LLC Excess Retirement Plan (the “MSG Sports Excess Retirement Plan”).

Section 4.3 Excess Savings Plan.

(a) Establishment of the Spinco Excess Savings Plan. No later than as of the Distribution Date, Spinco shall establish a defined contribution plan for the benefit of Spinco Employees (including Shared Executives to the extent such Shared Executives are eligible to participate pursuant to their employment contracts) (the “Spinco Excess Savings Plan”) who, immediately prior to the effective date of the Spinco Excess Savings Plan, were participants in, or entitled to future benefits under, the MSG Sports, LLC Excess Savings Plan (the “MSG Sports Excess Savings Plan”).

(b) Transfer of MSG Sports Excess Savings Plan Accounts. No later than as of the Distribution Date, MSG Sports shall cause the accounts in the MSG Sports Excess Savings Plan attributable to Spinco Employees and Former Spinco Employees (but excluding, for the avoidance of doubt, Shared Executives) to be transferred to the Spinco Excess Savings Plan and Spinco shall cause the Spinco Excess Savings Plan to accept such transfer of accounts in accordance with current practice and to assume and to fully perform, pay and discharge all Liabilities of the MSG Sports Excess Savings Plan relating to the accounts of Spinco Employees and Former Spinco Employees as of the effective date of the Spinco Excess Savings Plan.

(c) Continuation of Elections. As of the effective date of the Spinco Excess Savings Plan, Spinco (acting directly or through its Subsidiaries) shall cause the Spinco Excess Savings Plan to recognize and maintain all elections, including deferral elections and beneficiary designations, as applicable, with respect to Spinco Employees and Former Spinco Employees under the MSG Sports Excess Savings Plan for the remainder of the period or periods for which such elections or designations are by their original terms applicable, to the extent such election or designation is available under the Spinco Excess Savings Plan.

Section 4.4 Executive Deferred Compensation Plan.

(a) Establishment of the Spinco Deferred Compensation Plan. No later than as of the Distribution Date, Spinco shall establish a nonqualified deferred compensation plan for the benefit of Spinco Employees (the “Spinco Deferred Compensation Plan”) who, immediately prior to the effective date of the Spinco Deferred Compensation Plan, were participants in, or entitled to future benefits under, the Madison Square Garden Sports Corp. Executive Deferred Compensation Plan (the “MSG Sports Deferred Compensation Plan”).

(b) Transfer of MSG Sports Deferred Compensation Plan Accounts. No later than as of the Distribution Date, MSG Sports shall cause the accounts in the MSG Sports Deferred Compensation Plan attributable to Spinco Employees and Former Spinco Employees (but excluding, for the avoidance of doubt, Shared Executives) to be transferred to the Spinco Deferred Compensation Plan and Spinco shall cause the Spinco Deferred Compensation Plan to accept such transfer of accounts in accordance with current practice and to assume and to fully perform, pay and discharge all Liabilities of the MSG Sports Deferred Compensation Plan relating to the accounts of Spinco Employees and Former Spinco Employees as of the effective date of the Spinco Deferred Compensation Plan.

(c) Continuation of Elections. As of the effective date of the Spinco Deferred Compensation Plan, Spinco (acting directly or through its Subsidiaries) shall cause the Spinco Deferred Compensation Plan to recognize and maintain all elections, including deferral elections and beneficiary designations, as applicable, with respect to Spinco Employees and Former Spinco Employees under the MSG Sports Deferred Compensation Plan for the remainder of the period or periods for which such elections or designations are by their original terms applicable, to the extent such election or designation is available under the Spinco Deferred Compensation Plan.

Section 4.5 Transferred Employees. Employees who transfer from Spinco to MSG Sports between the Distribution Date and [●], 20271 as a result of the Distribution will not be eligible for an immediate distribution of their account balance from the MSG Sports Excess Cash Balance Plan, MSG Sports Excess Retirement Plan, Spinco Excess Savings Plan or Spinco Deferred Compensation Plan; instead, subject to compliance with any applicable requirements of Section 409A of the Code, any such account balance from the MSG Sports Excess Cash Balance Plan or MSG Sports Excess Retirement Plan shall remain with the MSG Sports Excess Cash Balance Plan or MSG Sports Excess Retirement Plan, as applicable, any such account balance from the Spinco Excess Savings Plan or Spinco Deferred Compensation Plan shall be transferred to the MSG Sports Excess Savings Plan or MSG Sports Deferred Compensation Plan, as applicable, within 30 days of the date of transfer, and Spinco shall pay MSG Sports an amount equal to the vested account balance from the Spinco Excess Savings Plan and Spinco Deferred Compensation Plan, as applicable, as of the transfer date within 30 days of such transfer date. Employees who transfer from MSG Sports to Spinco between the Distribution Date and [●], 2027 as a result of the Distribution will not be eligible for an immediate distribution of their account balance from the MSG Sports Excess Cash Balance Plan, MSG Sports Excess Retirement Plan, MSG Sports Excess Savings Plan or MSG Sports Deferred Compensation Plan; instead, subject to compliance with any applicable requirements of Section 409A of the Code, any such account balance from the MSG Sports Excess Cash Balance Plan or MSG Sports Excess Retirement Plan shall remain with the MSG Sports Excess Cash Balance Plan or MSG Sports Excess Retirement Plan, as applicable, any such account balance from the MSG Sports Excess Savings Plan or MSG Sports Deferred Compensation Plan shall be transferred to the Spinco Excess Savings Plan or Spinco Deferred Compensation Plan, as applicable, within 30 days of the date of transfer, and MSG Sports shall pay Spinco an amount equal to the vested account balance from the MSG Sports Excess Savings Plan and MSG Sports Deferred Compensation Plan, as applicable, as of the transfer date within 30 days of such transfer date.

Section 4.6 No Separation from Service. The transactions provided for under this Agreement shall not constitute a separation from service or a termination of employment under the MSG Sports Excess Cash Balance Plan, MSG Sports Excess Retirement Plan, MSG Sports Excess Savings Plan, Spinco Excess Savings Plan, MSG Sports Deferred Compensation Plan or Spinco Deferred Compensation Plan, each of which shall provide that no distribution of benefits shall be made to any MSG Sports Employee or Spinco Employee on account of these transactions.

[1]	Note to Draft: To be the one year anniversary of the Distribution Date.

ARTICLE V

U.S. HEALTH AND WELFARE PLANS

Section 5.1 Health and Welfare Plans Maintained by MSG Sports Prior to the Distribution Date.

(a) Establishment of the Spinco Health & Welfare Plans. MSG Sports or one or more of its Subsidiaries maintain each of the health and welfare plans set forth on Exhibit C attached hereto (the “MSG Sports Health & Welfare Plans”) for the benefit of eligible MSG Sports Participants and Spinco Participants. Effective as of January 1, 2028 (the “Effective Date”), Spinco shall, or shall cause one of its Subsidiaries to, adopt health and welfare plans for the benefit of eligible Spinco Participants (collectively, the “Spinco Health & Welfare Plans”).

(b) Terms of Participation in Spinco Health & Welfare Plans. Spinco (acting directly or through its Subsidiaries) shall cause all Spinco Health & Welfare Plans, if applicable, to (i) waive all limitations as to preexisting conditions, exclusions, and service conditions with respect to participation and coverage requirements applicable to Spinco Participants, other than limitations that were in effect with respect to Spinco Participants immediately prior to the Effective Date, (ii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Spinco Participant immediately prior to the Effective Date to the extent such Spinco Participant had satisfied any similar limitation under the analogous MSG Sports Health & Welfare Plan, and (iii) in the case of self-insured Spinco Health & Welfare Plans, provide credit for all benefits paid to Spinco Participants under the MSG Sports Health & Welfare Plans for purposes of determining when such persons have reached their lifetime maximums (if any) under the Spinco Health & Welfare Plan. Notwithstanding the foregoing, in the event that any Spinco Participant, Former Spinco Employee, or dependent thereof is confined to a facility for treatment as of the Effective Date, such persons nevertheless shall become covered under Spinco Health & Welfare Plans as of such date, and shall cease being covered under MSG Sports Health & Welfare Plans as of such date.

Section 5.2 Flexible Spending Accounts Plan. No later than as of the Distribution Date, Spinco (acting directly or through its Subsidiaries) shall establish a flexible spending accounts plan (the “Spinco Flexible Spending Accounts Plan”) with features that are comparable to those contained in the flexible spending accounts plan maintained by MSG Sports for the benefit of Spinco Participants immediately prior to the effective date of the Spinco Flexible Spending Accounts Plan (the “MSG Sports Flexible Spending Accounts Plan”). Following the Distribution Date, Spinco Participants that presently participate in the MSG Sports Flexible Spending Accounts Plan may submit, for reimbursement in accordance with the MSG Sports Flexible Spending Accounts Plan, claims for health costs incurred during the 2026 plan year and any applicable grace period thereafter, and MSG Sports shall be responsible for the payment of such claims. Spinco shall be entitled to retain the net positive balance, if any, of the Spinco Participants’ flexible spending accounts from the 2026 plan year. Spinco shall pay to MSG Sports the net negative balance, if any, of the Spinco Participants’ flexible spending accounts from the 2026 plan year. As of the Distribution Date, Spinco shall be responsible for administering all reimbursement claims of Spinco Participants under the Spinco Flexible Spending Accounts Plan with respect to calendar year 2026 under the Spinco Flexible Spending Accounts Plan.

Section 5.3 COBRA and HIPAA. As of the Effective Date, Spinco (acting directly or through its Subsidiaries) shall assume, or shall have caused the Spinco Health & Welfare Plans to assume, responsibility for compliance with the health care continuation coverage requirements of COBRA with respect to Spinco Participants who, as of the day prior to the Effective Date, were covered under an MSG Sports Health & Welfare Plan pursuant to COBRA or were eligible for COBRA under an MSG Sports Health & Welfare Plan and incur any COBRA claims after the Effective Date. MSG Sports shall be responsible for the claims incurred by Spinco Participants prior to the Effective Date, regardless of whether payments for such claims are made or due after the Effective Date. MSG Sports (acting directly or through its Subsidiaries) shall be responsible for administering compliance with the certificate of creditable coverage requirements of HIPAA applicable to the MSG Sports Health & Welfare Plans with respect to Spinco Participants for the period ending on the Effective Date. MSG Sports and Spinco agree that neither the Distribution nor any transfers of employment directly from the MSG Sports Group to the Spinco Group or directly from the Spinco Group to the MSG Sports Group that occur before the Effective Date shall constitute a COBRA “qualifying event” for purposes of COBRA.

Section 5.4 Liabilities.

(a) Insured Benefits. With respect to employee welfare and fringe benefits that are provided through the purchase of insurance, MSG Sports shall cause the MSG Sports Health & Welfare Plans to fully perform, pay and discharge all claims of Spinco Participants that are incurred prior to the Effective Date (whether reported or unreported by the Effective Date) for the MSG Sports Health & Welfare Plans, and Spinco shall pay MSG Sports for premiums incurred by MSG Sports in respect of Spinco Participants from the Distribution Date through the Effective Date. Spinco shall cause the MSG Sports Health & Welfare Plans to fully perform, pay and discharge all claims of Spinco Participants that are incurred on or after the Effective Date. With respect to claims of Spinco Participants that are incurred under such MSG Sports Health & Welfare Plans prior to the Effective Date (whether reported or unreported by the Effective Date), but after the Distribution Date, and paid by the MSG Sports Health & Welfare Plans, Spinco, as a Participating Company, shall promptly reimburse MSG Sports for any administrative or other expenses.

(i) Long-Term Disability. Any Spinco Participant who is on long-term disability leave and receiving long-term disability benefits under the MSG Sports Group, LLC Benefits Program as of the Effective Date shall continue to receive benefits under the MSG Sports Group, LLC Benefits Program in accordance with the provisions of such Plan following the Effective Date.

(b) Self-Insured Benefits. With respect to employee welfare and fringe benefits that are provided on a self-insured basis, except as otherwise provided herein, Spinco (i) shall pay MSG Sports the Estimated Benefit Cost (defined below) for each month from the Distribution Date through the Effective Date for each Spinco Participant participating in such benefits

(prorated for any partial month based on the number of days in such month) and (ii) acting directly or through its Subsidiaries, shall cause the Spinco Health & Welfare Plans to fully perform, pay and discharge all claims of Spinco Participants that are incurred on or after the Effective Date. The “Estimated Benefit Cost” shall equal the aggregate monthly cost of such self-insured benefits on a per-employee basis, as set forth in MSG Sports’ applicable annual budget (as may be adjusted quarterly), taking into account relevant claims experience. As soon as administratively practicable after the Effective Date, Spinco and MSG Sports shall determine the actual cost of providing such self-insured benefits to the Spinco Participants for the period from the Distribution Date through the Effective Date (the “Actual Benefit Cost”), which shall be determined based on the number, and claims experience, of MSG Sports Participants and Spinco Participants during that period. If the Actual Benefit Cost is greater than the aggregate Estimated Benefit Cost paid by Spinco, then Spinco shall promptly pay MSG Sports such shortfall, or if the aggregate Estimated Benefit Cost paid by Spinco is greater than the Actual Benefit Cost, then MSG Sports shall promptly reimburse such excess amount to Spinco. Except as provided otherwise herein, Spinco shall promptly reimburse MSG Sports for the administrative and other expenses related to self-insured benefit claims of Spinco Participants paid by the MSG Sports Health & Welfare Plans or MSG Sports that were incurred prior to the Effective Date (whether reported or unreported by the Effective Date).

(i) Short-Term Disability.

(A) Any Spinco Participant who is on short-term disability leave and receiving short-term disability benefits under the MSG Sports Group, LLC Benefits Program as of the Effective Date shall continue to receive short-term disability benefits under the MSG Sports Group, LLC Benefits Program. Spinco, as a Participating Company, shall reimburse MSG Sports for all administrative and other expenses paid by the MSG Sports Group, LLC Benefits Program or MSG Sports after the Effective Date. Spinco shall continue to pay any short-term disability benefits owed to a Spinco Participant under the MSG Sports Group, LLC Benefits Program.

(B) Any Spinco Participant who is on a short-term disability leave as of the Effective Date, and who but for the transactions contemplated under the Distribution Agreement would have become eligible for long-term disability benefits in accordance with the provisions of the MSG Sports Group, LLC Benefits Program, will continue to be eligible for long-term disability benefits under the MSG Sports Group, LLC Benefits Program.

(c) Incurred Claim Definition. For purposes of this Section 5.4, a claim or Liability is deemed to be incurred (i) with respect to medical, dental, vision and/or prescription drug benefits, upon the rendering of health services or provision of supplies giving rise to such claim or Liability; (ii) with respect to life insurance, accidental death and dismemberment and business travel accident insurance, upon the occurrence of the event giving rise to such claim or Liability; (iii) with respect to disability benefits, upon the date of an individual’s disability, as determined by the disability benefit insurance carrier or claim administrator, giving rise to such claim or Liability; and (iv) with respect to a period of continuous hospitalization (or any medical or other service or supply performed or provided during the period of continuous hospitalization), upon the date of admission to the hospital.

Section 5.5 Time-Off Benefits. Spinco shall credit each Spinco Participant with the amount of accrued but unused vacation time, sick time and other time-off benefits as such Spinco Participant had with the MSG Sports Group as of the Distribution Date or as of an employee’s transfer date for an MSG Sports Employee who becomes a Spinco Employee prior to the first anniversary of the Distribution Date. MSG Sports shall credit each MSG Sports Participant with the amount of accrued but unused vacation time, sick time and other time-off benefits as of an employee’s transfer date for a Spinco Employee who becomes an MSG Sports Employee prior to the first anniversary of the Distribution Date. Notwithstanding the above, MSG Sports shall not be required to credit any MSG Sports Participant and Spinco shall not be required to credit any Spinco Participant with any accrual to the extent that a benefit attributable to such vacation time, sick time and other time-off benefits is paid by the Spinco Group or MSG Sports Group, respectively.

Section 5.6 Severance Pay Plans. MSG Sports and Spinco acknowledge and agree that the transactions contemplated by the Distribution Agreement will not constitute a termination of employment of any Spinco Participant or MSG Sports Participant for purposes of any policy, plan, program or agreement of MSG Sports or Spinco or any member of the MSG Sports Group or Spinco Group that provides for the payment of severance, separation pay, salary continuation or similar benefits in the event of a termination of employment.

ARTICLE VI

EQUITY COMPENSATION

Section 6.1 Equity Compensation. MSG Sports and Spinco, including through instructions with their respective administrators and recordkeepers, shall use commercially reasonable efforts and shall cooperate in good faith to take all actions reasonably necessary or appropriate for the adjustment of the Equity Compensation under the MSG Sports Share Plans, for the issuance of the Equity Compensation under the Spinco Share Plans, and to coordinate the tax treatment of such Equity Compensation as set forth in this Article VI, all in a manner consistent with the resolutions adopted by the MSG Sports Compensation Committee in connection with the Distribution and the provisions of this Article VI.

Section 6.2 Taxes and Withholding.

(a) Options.

(i) Exercise Price.

(A) Upon the exercise of an MSG Sports Option, whether by an MSG Sports Employee, Former MSG Sports Employee, MSG Sports Director, Spinco Employee, Former Spinco Employee or Spinco Director, MSG Sports and Spinco shall take steps to ensure that the exercise price is delivered to MSG Sports.

(B) Upon the exercise of a Spinco Option, whether by an MSG Sports Employee, Former MSG Sports Employee, MSG Sports Director, Spinco Employee, Former Spinco Employee or Spinco Director, MSG Sports and Spinco shall take steps to ensure that the exercise price is delivered to Spinco.

(ii) Taxes.

(A) Upon exercise of an MSG Sports Option or Spinco Option, the employer or, in the case of a Former MSG Sports Employee or Former Spinco Employee, the former employer of such holder shall fund any employer taxes.

(B) Upon exercise of an MSG Sports Option or Spinco Option, MSG Sports and Spinco shall take steps to ensure that the applicable withholding amount is remitted in cash to the employer or, in the case of a Former MSG Sports Employee or Former Spinco Employee, the former employer of such holder.

(b) Restricted Stock Units.

(i) Settlement.

(A) After the Distribution Date, MSG Sports shall be responsible for all Liabilities under MSG Sports RSUs, whether such MSG Sports RSUs are held by MSG Sports Employees, Former MSG Sports Employees, Spinco Employees, Former Spinco Employees and individuals who received such MSG Sports RSUs in their capacity as MSG Sports Directors. MSG Sports shall settle, and satisfy any dividend obligations with respect to, such MSG Sports RSUs in accordance with the terms of its 2015 Employee Stock Plan, as amended, and its 2015 Stock Plan for Non-Employee Directors, as amended.

(B) After the Distribution Date, Spinco shall be responsible for all Liabilities under Spinco RSUs, whether such Spinco RSUs are held by MSG Sports Employees, Former MSG Sports Employees, Spinco Employees or Former Spinco Employees. Spinco shall settle, and satisfy any dividend obligations with respect to, such Spinco RSUs in accordance with the terms of its 2026 Employee Stock Plan.

(ii) Taxes.

(A) Upon settlement of any MSG Sports RSU or Spinco RSU, other than an MSG Sports RSU that is held by an individual who received such MSG Sports RSU in their capacity as an MSG Sports Director, the employer, or, in the case of a Former MSG Sports Employee or Former Spinco Employee, the former employer, of such holder shall fund any employer taxes.

(B) Upon settlement of any MSG Sports RSU or Spinco RSU, other than an MSG Sports RSU that is held by an individual who received such MSG Sports RSU in their capacity as an MSG Sports Director, MSG Sports and Spinco shall take steps to ensure that the applicable withholding amount is remitted in cash to the employer, or, in the case of a Former MSG Sports Employee or Former Spinco Employee, the former employer of such holder.

(C) MSG Sports will be responsible for any tax reporting obligations associated with any MSG Sports RSUs that are held by an individual who received such MSG Sports RSU in their capacity as an MSG Sports Director.

(c) Tax Deductions. With respect to the Equity Compensation held by individuals who are MSG Sports Employees or MSG Sports Directors at the time the Equity Compensation becomes taxable and individuals who are Former MSG Sports Employees at such time, MSG Sports shall claim any federal, state and/or local tax deductions after the Distribution Date, and Spinco shall not claim such deductions. With respect to the Equity Compensation held by individuals who are employees of the Spinco Group at the time the Equity Compensation becomes taxable and individuals who are Former Spinco Employees at such time, Spinco shall claim any federal, state and/or local tax deductions after the Distribution Date, and MSG Sports shall not claim such deductions. If either MSG Sports or Spinco determines in its reasonable judgment that there is a substantial likelihood that a tax deduction that was assigned to MSG Sports or Spinco pursuant to this Section 6.2 will instead be available only to the other party (whether as a result of a determination by the IRS, a change in the Code or the regulations or guidance thereunder, or otherwise), it will notify the other party and both MSG Sports and Spinco will negotiate in good faith to resolve the issue in accordance with the following principle: the party entitled to the deduction shall pay to the other party an amount that places the other party in a financial position equivalent to the financial position the party would have been in had the party received the deduction as intended under this Section 6.2. Such amount shall be paid within 90 days of filing the last tax return necessary to make the determination described in the preceding sentence.

Section 6.3 Cooperation. In addition to any cooperation principles governed by Article IX, if, after the Distribution Date, MSG Sports or Spinco identify an administrative error in the individuals identified as holding Equity Compensation, the amount of Equity Compensation so held, the vesting level of such Equity Compensation, or any other similar error, MSG Sports and Spinco shall mutually cooperate in taking such actions as are necessary or appropriate to place, as nearly as reasonably practicable, the individual and MSG Sports and Spinco in the position in which they would have been had the error not occurred. Each of MSG Sports and Spinco shall establish an appropriate administration system in order to handle in an orderly manner exercises of MSG Sports Options and Spinco Options and the settlement of MSG Sports RSUs and Spinco RSUs. Each of MSG Sports and Spinco will work together to unify and consolidate all indicative data and payroll and employment information on regular timetables and make certain that each applicable entity’s data and records with respect to Equity Compensation are correct and updated on a timely basis. The foregoing shall include employment status and information required for tax withholding/remittance, compliance with trading windows and compliance with the requirements of the Securities Exchange Act of 1934 and other applicable Laws.

Section 6.4 SEC Registration. MSG Sports and Spinco mutually agree to use commercially reasonable efforts to maintain effective registration statements with the SEC with respect to the long-term incentive awards to the extent any such registration statement is required by applicable Law.

Section 6.5 Savings Clause. MSG Sports and Spinco hereby acknowledge that the provisions of this Article VI are intended to achieve certain tax, legal and accounting objectives and, in the event such objectives are not achieved, MSG Sports and Spinco agree to negotiate in good faith regarding such other actions that may be necessary or appropriate to achieve such objectives.

ARTICLE VII

ADDITIONAL COMPENSATION AND BENEFITS MATTERS

Section 7.1 Individual Arrangements.

(a) MSG Sports Individual Arrangements. MSG Sports acknowledges and agrees that, except as otherwise provided herein, it shall have full responsibility with respect to any Liabilities and the payment or performance of any obligations arising out of or relating to any employment, separation, severance, consulting, non-competition, retention or other compensatory arrangement previously provided by any member of the MSG Sports Group or Spinco Group to any MSG Sports Participant.

(b) Spinco Individual Arrangements. Spinco acknowledges and agrees that, except as otherwise provided herein, it shall have full responsibility with respect to any Liabilities and the payment or performance of any obligations arising out of or relating to any employment, separation, severance, consulting, non-competition, retention or other compensatory arrangement previously provided by any member of the MSG Sports Group or Spinco Group to any Spinco Participant.

(c) Effect of the Distribution on Severance. MSG Sports and Spinco acknowledge and agree that the transactions contemplated by the Distribution Agreement will not constitute a termination of employment of any Spinco Participant for purposes of any policy, plan, program or agreement of MSG Sports or Spinco or any member of the MSG Sports Group or Spinco Group that provides for the payment of severance, separation pay, salary continuation or similar benefits in the event of a termination of employment.

Section 7.2 Non-Competition. For the purpose of any non-compete provision in any MSG Sports Plan or any award thereunder, each of Spinco, MSG Entertainment and Sphere Entertainment Co. shall not be regarded as a “competitive entity.” For the purpose of any non-compete provision in any Spinco Plan or any award thereunder, each of MSG Sports, MSG Entertainment and Sphere Entertainment Co. shall not be regarded as a “competitive entity.” This Section 7.2 shall apply only so long as MSG Sports, Spinco, MSG Entertainment and Sphere Entertainment Co. remain under common Control.

Section 7.3 Collective Bargaining. To the extent any provision of this Agreement is contrary to the provisions of any collective bargaining agreement to which MSG Sports or Spinco or any of their respective Subsidiaries is a party, the terms of such collective bargaining agreement shall prevail. Should any provisions of this Agreement be deemed to relate to a topic determined by an appropriate authority to be a mandatory subject of collective bargaining, MSG Sports or Spinco may be obligated to bargain with the union representing affected employees concerning those subjects.

Section 7.4 Union Dues; Severance and Fringe Benefits. MSG Sports and its Subsidiaries shall retain responsibility for the payment of dues and severance and fringe benefit payments on behalf of MSG Sports Employees with respect to the unions set forth on Exhibit D. Spinco and its Subsidiaries shall retain responsibility for the payment of dues and severance and fringe benefit payments on behalf of Spinco Employees with respect to the unions set forth on Exhibit E.

Section 7.5 Director Programs. MSG Sports shall retain responsibility for the payment of any fees and MSG Sports RSUs payable in respect of service on the MSG Sports Board of Directors that are payable but not yet paid as of the Distribution Date, and Spinco shall have no responsibility for any such payments (to an individual who is a member of the Spinco Board of Directors as of the Distribution Date or otherwise).

Section 7.6 Section 409A. Notwithstanding anything in this Agreement to the contrary (including the treatment of supplemental and deferred compensation plans, outstanding long-term incentive awards and annual incentive awards as described herein), MSG Sports and Spinco agree to negotiate in good faith regarding the need for any treatment different from that otherwise provided herein to ensure that the treatment of such supplemental or deferred compensation or long-term incentive award, annual incentive award or other compensation does not cause the imposition of a tax under Section 409A of the Code.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Indemnification. All Liabilities retained or assumed by or allocated to MSG Sports or the MSG Sports Group pursuant to this Agreement shall be deemed to be “MSG Sports Liabilities” (as defined in the Distribution Agreement) for purposes of Article III of the Distribution Agreement, and all Liabilities retained or assumed by or allocated to Spinco or the Spinco Group pursuant to this Agreement shall be deemed to be “Spinco Liabilities” (as defined in the Distribution Agreement) for purposes of Article III of the Distribution Agreement.

ARTICLE IX

GENERAL AND ADMINISTRATIVE

Section 9.1 Sharing of Information. The Parties (acting directly or through their respective Subsidiaries) shall provide to the other and their respective agents and vendors all Information as the other may reasonably request to enable the requesting Party to administer efficiently and accurately each of its Plans, to assist Spinco in obtaining its own insurance policies to provide benefits under Spinco Plans, and to determine the scope of, as well as fulfill, its obligations under this Agreement; provided, however, that, in the event that any Party reasonably determines that any such provision of Information could be commercially detrimental to such Party or any member of its Group, violate any Law or agreement to which such Party or member of its Group is a party, or waive any attorney-client privilege applicable to such Party or member of its Group, the Parties shall provide any such Information and the Parties shall take all reasonable measures to comply with the obligations pursuant to this Section 9.1 in a manner that mitigates any such harm or consequence to the extent practicable, and the Parties agree to cooperate with each other and take such commercially reasonable steps as may be practicable to preserve the attorney-client privilege with respect to the disclosure of any such Information. Such Information shall, to the extent reasonably practicable, be provided in the format and at the times and places requested, but in no event shall the Party providing such Information be obligated to incur any out-of-pocket expenses not reimbursed by the Party making such request or make such Information available outside of its normal business hours and premises. Any Information shared or exchanged pursuant to this Agreement shall be subject to the same confidentiality requirements set forth in Section 4.4 of the Distribution Agreement.

Section 9.2 Reasonable Efforts/Cooperation. Each of the Parties hereto will use its commercially reasonable efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement, including adopting plans or plan amendments. Each of the Parties hereto shall cooperate fully on any issue relating to the transactions contemplated by this Agreement for which the other Party seeks a determination letter or private letter ruling from the IRS, an advisory opinion from the DOL or any other filing, consent or approval with respect to or by a Governmental Authority.

Section 9.3 Non-Termination of Employment; No Third-Party Beneficiaries. No provision of this Agreement or the Distribution Agreement shall be construed to create any right, or accelerate entitlement, to any compensation or benefit whatsoever on the part of any MSG Sports Employee or Spinco Employee or other future, present, or former employee of any member of the MSG Sports Group or Spinco Group under any MSG Sports Plan or Spinco Plan or otherwise. This Agreement is solely for the benefit of the Parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person or persons (including any employee or former employee of MSG Sports or Spinco or either of their respective Subsidiaries or any beneficiary or dependent thereof) any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. No provision in this Agreement shall modify or amend any other agreement, plan, program, or document unless this Agreement explicitly states that the provision “amends” that other agreement, plan, program, or document. This shall not prevent the Parties entitled to enforce this Agreement from enforcing any provision in this Agreement, but no other person shall be entitled to enforce any provision in this Agreement on the grounds that it is an amendment to another agreement, plan, program, or document unless the provision is explicitly designated as such in this Agreement, and the person is otherwise entitled to enforce the other agreement, plan, program, or document. If a person not entitled to enforce this Agreement brings a lawsuit or other action to enforce any provision in this Agreement as an amendment to another agreement, plan, program, or document, and that provision is construed to be such an amendment despite not being explicitly designated as one in this Agreement, that provision in this Agreement shall be void ab initio, thereby precluding it from having any amendatory effect. Furthermore, nothing in this Agreement is intended to confer upon any employee or former employee of MSG Sports, Spinco or either of their respective Subsidiaries any right to continued employment, or any recall or similar rights to an individual on layoff or any type of approved leave.

Section 9.4 Consent of Third Parties. If any provision of this Agreement is dependent on the consent of any third party and such consent is withheld, the Parties hereto shall use their reasonable best efforts to implement the applicable provisions of this Agreement to the fullest extent practicable. If any provision of this Agreement cannot be implemented due to the failure of such third party to consent, the Parties hereto shall negotiate in good faith to implement the provision in a mutually satisfactory manner.

Section 9.5 Access to Employees. Following the Distribution Date, MSG Sports and Spinco shall, or shall cause each of their respective Subsidiaries to, make available to each other those of their employees who may reasonably be needed in order to defend or prosecute any legal or administrative action (other than a legal action between any member of the MSG Sports Group and any member of the Spinco Group) to which any employee, director or Plan of the MSG Sports Group or Spinco Group is a party and which relates to their respective Plans prior to the Distribution Date.

Section 9.6 Beneficiary Designation/Release of Information/Right to Reimbursement. To the extent permitted by applicable Law and except as otherwise provided for in this Agreement, all beneficiary designations, authorizations for the release of information and rights to reimbursement made by or relating to Spinco Participants under MSG Sports Plans shall be transferred to and be in full force and effect under the corresponding Spinco Plans until such beneficiary designations, authorizations or rights are replaced or revoked by, or no longer apply to, the relevant Spinco Participant.

Section 9.7 Not a Change in Control. MSG Sports and Spinco acknowledge and agree that the transactions contemplated by the Distribution Agreement and this Agreement do not constitute a “change in control” for purposes of any MSG Sports Plan or Spinco Plan.

ARTICLE X

MISCELLANEOUS

Section 10.1 Effect If Distribution Does Not Occur. Notwithstanding anything in this Agreement to the contrary, if the Distribution Agreement is terminated prior to the Distribution

Date, then all actions and events that are, under this Agreement, to be taken or occur effective immediately prior to or as of the Distribution Date, or otherwise in connection with the Distribution, shall not be taken or occur except to the extent specifically agreed to in writing by MSG Sports, Spinco and/or MSG Entertainment, as applicable, and no Party shall have any Liability to the other Parties under this Agreement.

Section 10.2 Complete Agreement; Construction. This Agreement, including the Exhibits, shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

Section 10.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Party.

Section 10.4 Survival of Agreements. Except as otherwise contemplated by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Distribution Date.

Section 10.5 Notices. All notices and other communications hereunder shall be in writing, shall reference this Agreement and shall be hand delivered or mailed by registered or certified mail (return receipt requested) to the Parties at the following addresses (or at such other addresses for a Party as shall be specified by like notice) and will be deemed given on the date on which such notice is received:

To MSG Sports:

Madison Square Garden Sports Corp. (or, after the applicable name change, MSG

Knickerbockers Corp.)

Two Penn Plaza

New York, New York 10121

Attention: General Counsel

To Spinco:

MSGS Spinco, Inc. (or, after the applicable name change, MSG Rangers Corp.)

Two Penn Plaza

New York, New York 10121

Attention: General Counsel

To MSG Entertainment:

Madison Square Garden Entertainment Corp.

Two Penn Plaza

New York, New York 10121

Attention: General Counsel

Section 10.6 Waivers. The failure of any Party to require strict performance by any other Party of any provision in this Agreement will not waive or diminish that Party’s right to demand strict performance thereafter of that or any other provision hereof.

Section 10.7 Amendments. Subject to the terms of Sections 10.8 and 10.9 hereof, this Agreement may not be modified or amended except by an agreement in writing signed by each of the Parties.

Section 10.8 Assignment. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any Party without the prior written consent of the other Party, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void; provided that any Party may assign this Agreement to a purchaser (by merger, sale of assets or otherwise) of all or substantially all of the properties and assets of such Party so long as such purchaser expressly assumes, in a written instrument in form reasonably satisfactory to the non-assigning Party, the due and punctual performance or observance of every agreement and covenant of this Agreement on the part of the assigning Party to be performed or observed. Any arrangement in violation of the provisions of this Section 10.8 shall be void.

Section 10.9 Successors and Assigns. The provisions to this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 10.10 Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any entity that is contemplated to be a Subsidiary of such Party after the Distribution Date.

Section 10.11 Title and Headings. Titles and headings to Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 10.12 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK.

Section 10.13 Waiver of Jury Trial. The Parties hereby irrevocably waive any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement.

Section 10.14 Specific Performance. From and after the Distribution, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Parties agree that the Party to this Agreement who is or is to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that, from and after the Distribution, the remedies at law for any breach or threatened breach of this Agreement, including monetary damages, are inadequate compensation for any Loss, that any defense in any action for specific performance that a remedy at law would be adequate is hereby waived, and that any requirements for the securing or posting of any bond with such remedy are hereby waived.

Section 10.15 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

[signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

MADISON SQUARE GARDEN SPORTS CORP. (to be renamed MSG Knickerbockers Corp.)

By:
Name: James L. Dolan
Title: Executive Chairman and Chief Executive Officer

MSGS SPINCO, INC. (to be renamed MSG Rangers Corp.)

By:
Name: Paul DiCicco
Title: Executive Vice President and Chief Financial Officer

MADISON SQUARE GARDEN ENTERTAINMENT CORP., solely for the purposes of Articles III, IX and X

By:
Name:
Title:

[Signature Page to Employee Matters Agreement]